                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-40248

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           American Business Financial Services, Inc. Investment Notes
                                 Rate Supplement
                  Prospectus Supplement dated March 3, 2001
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                                           ANNUAL                      BONUS         BONUS
       TERM                  RATE          YIELD*        BONUS         RATE          YIELD*
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 3-5 mos.                    8.15%          8.49%         0.25%         8.40%         8.76%
 6-11 mos.                  10.20%         10.73%         0.25%        10.45%        11.01%
 12-17 mos.                 10.80%         11.40%         0.25%        11.05%        11.68%
 16 mos.                       --             --            --         11.25%        11.90%
 18-23 mos.                 10.75%         11.34%         0.25%        11.00%        11.62%
 24-29 mos.                    --             --            --         11.60%        12.29%
 30-35 mos.                 11.15%         11.79%         0.25%        11.40%        12.07%
 36-47 mos.                 11.15%         11.79%         0.25%        11.40%        12.07%
 48-59 mos.                 11.30%         11.96%         0.25%        11.55%        12.24%
 60-119 mos.                11.40%         12.07%         0.25%        11.65%        12.35%
 120 mos.                   11.55%         12.24%         0.25%        11.80%        12.52%
 Money Market Note           6.15%          6.34%           --            --            --
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           Minimum for Investment Notes and Money Market Notes $1,000
                             For information, call
                                 1.800.776.4001

                               [GRAPHIC OMITTED]

Bala Pointe Office Center    111 Presidential Boulevard, Suite 215    Bala Cynwyd, PA  19004

                               www.ABFSonline.com



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AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).
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An offer can only be made by the Prospectus dated October 30, 2000 delivered in conjunction with this Rate Supplement dated March 3, 2001. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.
*The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through March 23, 2001. The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes. You may obtain an additional copy of the Prospectus dated October 30, 2000, free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.

Investment Notes and Money Market Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.